Exhibit 10.1

Appendix A

TORCHMARK CORPORATION

2005 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF PLAN; DEFINITIONS.

The name of this plan is the Torchmark Corporation 2005 Non-Employee Director Incentive Plan (the “Plan”). The purpose of the Plan is to enable Torchmark Corporation (the “Company”) and its Subsidiaries and Affiliates to attract and retain directors who contribute to the Company’s success by their ability, ingenuity and industry, and to enable such directors to participate in the long-term success and growth of the Company through an equity interest in the Company. This Plan replaces those parts of the Company’s 1998 Stock Incentive Plan (the “Prior Plan”) which provide benefits to and deferral opportunities to Non-Employee Directors of the Company. Compensation deferred and options and other rights granted under the Prior Plan before the effective date of this Plan shall continue to be governed by the terms of the Prior Plan, but no additional Compensation shall be deferred by and no additional options or rights shall be granted to Non-Employee Directors under the Prior Plan after the effective date of this Plan.

For purposes of the Plan, the following terms shall be defined as set forth below:

“Affiliate” means any corporation (other than a Subsidiary), partnership, joint venture or any other entity in which the Company owns, directly or indirectly, at least a 10 percent beneficial ownership interest.

“Annual Compensation” means the annual cash retainer and meeting fees payable by the Company to a Non-Employee Director for services as a director (and, if applicable, as the member or chairman of a committee of the Board) of the Company, as such amount may be changed from time to time. For purposes of an election to receive Stock Options under the Plan in lieu of Annual Compensation, meeting fees will be estimated and deemed to be earned at the beginning of the year for all scheduled meetings during the year, whether or not the Optionee later attends such meetings.

“Beneficiary” means any person or persons designated by a Participant, in accordance with procedures established by the Committee or Plan Administrator, to receive benefits hereunder in the event of the Participant’s death. If any Participant shall fail to designate a Beneficiary or shall designate a Beneficiary who shall fail to survive the Participant, the Beneficiary shall be the Participant’s surviving spouse, or, if none, the Participant’s surviving descendants (who shall take per stirpes) and if there are no surviving descendants, the Beneficiary shall be the Participant’s estate.

“Board” means the Board of Directors of the Company.

“Business Day” shall mean a day on which the New York Stock Exchange or any national securities exchange or over-the-counter market on which the Stock is traded is open for business.

“Cause” means a Participant’s willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company or any Subsidiary or Affiliate.

“Change in Control” means the happening of any of the following:

(iv)	when any “person”, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company or a Subsidiary thereof or any Company employee benefit plan), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities.

(v)	the occurrence of any transaction or event relating to the Company that is required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of Regulation 14A of the Securities and Exchange Commission under the Exchange Act.

(vi)	when, during any period of two consecutive years during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board, cease for any reason other than death to constitute at least a majority thereof, unless each director who was not a director at the beginning of such period was elected by, or on the recommendation of, at least two-thirds of the directors at the beginning of such period; or

(vii)	the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary thereof through the purchase of assets, by merger, or otherwise.

“Change of Control Price” means the highest price per share paid in any transaction reported on the New York Stock Exchange Composite Tape, or paid or offered in any transaction related to a Change of Control of the Company at any time during the sixty day period immediately prior to the Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Commission” means the Securities and Exchange Commission.

“Committee” means the Compensation Committee of the Board. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.

“Company” means Torchmark Corporation, a corporation organized under the laws of the State of Delaware (or any successor corporation).

“Election Date” means the date by which a Non-Employee Director must submit a valid Election Form to the Plan Administrator in order to participate under Section 6 of the Plan for a calendar year. For each calendar year, the Election Date is December 31 of the preceding calendar year; provided, however, that the Election Date for a newly eligible Participant shall be the 30th day following the date on which such individual becomes a Non-Employee Director.

“Election Form” means an Election Form for Annual Compensation, substantially in the form attached hereto as Exhibit A, pursuant to which a Non-Employee Director elects to defer Annual Compensation under the Plan or to convert Annual Compensation into Stock Options.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

“Fair Market Value” means, as of any given date, the closing price of the Stock on such date on the New York Stock Exchange Composite Tape.

“Interest Account” means the account established by the Company for each Non-Employee Director for Annual Compensation deferred pursuant to the Plan and which shall be credited with interest on the last day of each calendar quarter (or such other day as determined by Plan Administrator).

“Non-Employee Director” means a director of the Company who is not an employee of the Company or of any Subsidiary or Affiliate (as determined by the Committee).

“Optionee” means a Non-Employee Director to whom a Stock Option has been granted or, in the event of such individual’s death prior to the expiration of a Stock Option, such individual’s Beneficiary.

“Participant” means any Non-Employee Director who has been awarded a Stock Option under the Plan.

“Plan” means this 2005 Non-Employee Director Incentive Plan.

“Plan Administrator” means one or more agents to whom the Board shall have delegated administrative duties under the Plan or the Committee if no such delegation shall have occurred.

“Stock” means the common stock of the Company.

“Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5 or 6.

“Stock Option Award Notice” means a written award notice to a Non-Employee Director from the Company evidencing a Stock Option.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

SECTION 2. ADMINISTRATION.

The Plan shall be administered by the Committee which shall at all times comply with the requirements of Rule 16b-3 of the Exchange Act. All members of the Committee shall also be “outside directors” within the meaning of Section 162(m) of the Code, and the Committee shall be independent within the meaning of the rules of the New York Stock Exchange.

The Committee shall have the discretionary authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee will not have the authority to award Stock Options pursuant to Section 5(b) of the Plan; only the Board shall have this authority.

The Committee may delegate administrative duties under the Plan to one or more agents as it shall deem necessary or advisable. No member of the Committee or the Board or the Plan Administrator shall be personally liable for any action or determination made in good faith with respect to the Plan or any Option or to any settlement of any dispute between a Non-Employee Director and the Company.

All decisions made by the Board or the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.

SECTION 3. STOCK SUBJECT TO PLAN

The total number of shares of Stock reserved and available for distribution under the Plan shall be 375,000, which may consist, in whole, or in part, of authorized and unissued shares or treasury shares.

In the event of any sale of assets, merger, reorganization, consolidation, recapitalization, Stock dividend, or other change in corporate structure affecting the Stock, an equitable substitution or adjustment shall be made in (i) the aggregate number of shares reserved for issuance under the Plan, (ii) the number and option price of shares subject to outstanding Stock Options granted under the Plan, and (iii) the number of Stock Options to be granted each year pursuant to Section 5, as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number.

SECTION 4. ELIGIBILITY.

All Non-Employee Directors are eligible to participate in the Plan.

SECTION 5. STOCK OPTIONS.

Stock Options granted under the Plan are non-qualified Stock Options. Such Stock Options will be granted pursuant to the pre-established formula contained herein or may, in the sole discretion of the entire Board, be granted as to such number of shares and upon such terms and conditions as shall be determined by the Board.

Stock Options granted under the Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

(a)	Formula-based Stock Options. For each calendar year, 6,000 Stock Options shall be granted automatically on the first day of each calendar year on which Stock is publicly traded on the New York Stock Exchange to each member of the Board on that date who is a Non-Employee Director. Except as provided in Section 9, said Stock Options shall become exercisable in full six months from the date of the grant of the Option and shall remain exercisable for a term of seven years from the date such Stock Option is granted.

(b)	Non-Formula Based Options. Within its sole discretion, the entire Board may award Stock Options on a non-formula basis to all or such individual Non-Employee Directors as it shall select. Such Stock Options may be awarded at such times and for such number of shares as the Board in its discretion determines. Said non-formula based Stock Options shall become first exercisable and shall have an option term of seven years from the date such Stock Option is granted; provided, however, that except as provided in Section 9, no such Stock Option shall be first exercisable until six months from the date of grant. All other terms and conditions of such Non-Employee Director Stock Options shall be as established by the Board in its sole discretion.

(c)	Option Price. The option price per share of Stock purchasable under such Stock Options shall be 100% of the Fair Market Value of the Stock on the date of the grant of the Option.

(d)	Method of Exercise. Any Stock Option granted pursuant to the Plan may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price, in cash, by check or such other instrument as may be acceptable to the Committee (including instruments providing for “cashless exercise”). Payment in full or in part may also be made in the form of unrestricted Stock already owned by the Optionee (based on the Fair Market Value of the Stock on the date the Option is exercised). No shares of unrestricted Stock shall be issued until full payment therefor has been made. An Optionee shall have the rights to dividends or other rights of a stockholder with respect to shares subject to the Option when the Optionee has given written notice of exercise and has paid in full for such shares.

(e)	Transferability of Options. A Stock Option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Optionee’s lifetime, only by the Optionee; provided, however, that the Committee may (but need not) permit other transfers where there is no consideration whatsoever to any party for said transfer and the Committee concludes that such transferability (i) does not result in accelerated taxation, and (ii) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable options.

(f)

Termination of Service. Upon an Optionee’s termination of status as a Non-Employee Director with the Company for any reason, any Stock Options held by such Optionee shall become immediately exercisable and may thereafter be exercised during the period ending on the expiration of the stated term of such Stock Options or the first anniversary of the Optionee’s death, whichever is later, provided, however, that no Option may be exercised within six months of the date of grant of such Option. Notwithstanding the foregoing sentence, if the Optionee’s status as a Non-Employee Director terminates by reason of or within three months after a merger or other business combination resulting in a Change of Control as defined in Article I of the Plan, the Stock Option shall terminate upon the latest of (i) six months and one day after the merger or business combination, (ii) ten business days following the expiration of the period during which publication of financial results covering at least thirty days of post-merger combined operations has occurred, and (iii) the expiration of the stated term of such Stock Option.

(g)	Deferred Compensation Stock Options. Non-Employee Directors are also eligible to elect Deferred Compensation Stock Options pursuant to Section 6(d) below.

SECTION 6. DEFERRED COMPENSATION OR DEFERRED COMPENSATION STOCK OPTIONS.

(a)	Participation. A Non-Employee Director may participate under this Section 6 of the Plan for a calendar year by delivering a properly completed and signed Election Form to the Plan Administrator on or before the Election Date. The Non-Employee Director’s participation in the Plan will be effective as of the first day of the calendar year beginning after the Plan Administrator receives the Non-Employee Director’s Election Form, or, in the case of a newly eligible Participant, on the first day of the calendar month beginning after the Plan Administrator receives such Non-Employee Director’s Election Form, provided that the Election Form is received within thirty (30) days following the Non-Employee Director’s date of initial eligibility to participate in the Plan. A Non-Employee Director shall not be entitled to any benefit hereunder unless such Participant has properly completed the Election Form.

(b)	Irrevocable Election. A Participant may not revoke or change his or her Election Form. For each year in which he or she is eligible to participate, a Non-Employee Director may elect either Deferred Compensation pursuant to subsection (c) of this Section or Deferred Compensation Stock Options pursuant to subsection (d) of this Section, but not a combination of the two for any year.

(c)	Deferred Compensation. A Non-Employee Director may elect to defer up to 100% of his or her Annual Compensation (in 10% increments, but not less than 50%) to his or her Interest Account. For bookkeeping purposes, the amount of the Annual Compensation, which the Participant elects to defer pursuant to the Plan, shall be transferred to and held in individual Interest Accounts (in annual designations) pending distribution in cash pursuant to subsection (h) below.

(d)	Deferred Compensation Stock Options. A Non-Employee Director shall have the right to convert his or her Annual Compensation into Stock Options in accordance with the provisions of this subsection (d).

(i)	Time of Issuance of Stock Options. If an election is made under this subsection, Stock Options will be issued to the Non-Employee Director on a date selected by the Committee during the month of January in the calendar year to which the election relates (the “Option Grant Date”).

(ii)	Exercise Price of Stock Options. The exercise price per share under each Stock Option granted pursuant to this Article 6 shall be 100% of the Fair Market Value per share on the Option Grant Date.

(iii)	Number and Terms of Options. The number of shares subject to a Stock Option granted pursuant to this Article 6 shall be the number of whole Shares equal to A divided by B, where:

A = the dollar amount which the Non-Employee Director has elected to convert to Stock Options; and

B = the per share value of a Stock Option on the Option Grant Date, as determined by the Committee using any recognized option valuation model selected by the Board in its discretion (such value to be expressed as a percentage of the Fair Market Value per Share on the Option Grant Date).

In determining the number of shares subject to a Stock Option, (A) the Board may designate the assumptions to be used in the selected option valuation model, and (B) any fraction of a Share will be rounded up to the next whole number of Shares.

(iv)	Exercise of Stock Options. Except as provided in Section 9, said Stock Options shall become exercisable in full six months from the date of the grant of the Option and shall remain exercisable for a term of seven years from the date such Stock Option is granted. An Optionee’s death, retirement or other termination of employment shall not shorten the term of any outstanding Stock Option. A Stock Option, or portion thereof, may be exercised in whole or in part only with respect to whole shares. Shares shall be issued to the Optionee pursuant to the exercise of a Stock Option only upon receipt by the Company from the Optionee of payment in full in cash of the aggregate purchase price for the shares subject to the Stock Option or portion thereof being exercised. Such payment may be made by check or other instrument as may be acceptable to the Committee (including instruments providing for “cashless exercise”). Payment in full or in part may also be made in the form of unrestricted Stock already owned by the Optionee (based on the Fair Market Value of the Stock on the date the Option is exercised). No shares of unrestricted Stock shall be issued until full payment therefor has been made. An Optionee shall have the rights to dividends or other rights of a stockholder with respect to shares subject to the Option when the Optionee has given written notice of exercise and has paid in full for such shares.

(v)	Stock Option Award Notice. Each Stock Option granted under this Section 6 shall be evidenced by a Stock Option Award Notice which shall be executed by an authorized officer of the Company. Such Award Notice shall contain provisions regarding (a) the number of shares that may be issued upon exercise of the Stock Option, (b) the exercise price per share of the Option and the means of payment therefor, (c) the term of the Stock Option, and (d) such other terms and conditions not inconsistent with the Plan as may be determined from time to time by the Board.

(vi)	Transferability of Options. No Stock Option granted under this Section 6 shall be assignable or transferable by the Optionee other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers where there is no consideration whatsoever to any party for said transfer and the Committee concludes that such transferability (i) does not result in accelerated taxation, and (ii) is otherwise appropriate and desirable, taking into account any state or federal securities laws applicable to transferable Stock Options.

(e)	Time of Election of Deferral. A Non-Employee Director who wishes to defer Annual Compensation for a calendar year pursuant to subsection (c) or (d) hereof must irrevocably elect to do so on or prior to the Election Date for such calendar year, by delivering a valid Election Form to the Plan Administrator. The Election Form shall indicate: (1) the percentage or amount of Annual Compensation to be deferred, (2) whether the deferral will be in the form of Deferred Compensation or Deferred Compensation Stock Options, and (3) the form and timing of the payout of Deferred Compensation.

(f)	Interest Accounts. Amounts in a Participant’s Interest Account will be credited with interest as of the last day of each calendar quarter (or such other day as determined by the Plan Administrator) at the rate set from time to time by the Committee to be applicable to the Interest Accounts of all Participants under the Plan. To the extent required for bookkeeping purposes, a Participant’s Interest Accounts will be segregated to reflect Deferred Compensation on a year-by-year basis. Within a reasonable time after the end of each calendar year, the Plan Administrator shall report in writing to each Participant the amount held in his or her Interest Accounts at the end of the year.

(g)	Responsibility for Investment Choices. Each Participant is solely responsible for any decision to defer Annual Compensation into his or her Interest Account or convert Annual Compensation to Stock Options under the Plan and accepts all investment risks entailed by such decision, including the risk of loss and a decrease in the value of the amounts he or she elects to defer.

(h)	Form of Payment of Deferred Compensation.

(i)

Payment Commencement Date. Payment of the balances in a Participant’s Interest Accounts shall commence on the earliest to occur of (a) December 31 of the fifth year after the year with respect to which the deferral was made, (b) the first Business Day of the fourth month after the

Participant’s death, or (c) the Participant’s termination as a Non-Employee Director of the Company or any of its Subsidiaries or Affiliates, other than by reason of death.

(ii)	Optional Forms of Payment. Distributions from a Participant’s Interest Accounts may be paid to the Participant either in a lump sum or in a number of approximately equal monthly installments designated by the Participant on his or her Election Form. Such monthly installments may be for any number of months up to 120 months; provided, however, that in the event of the Participant’s death during the payout period, the remaining balance shall be payable to the Participant’s Beneficiary in a lump sum on or about the first Business Day of the fourth month after the Participant’s death. If a Participant elects to receive a distribution of his or her Interest Accounts in installments, the Plan Administrator may purchase an annuity from an insurance company which annuity will pay the Participant the desired annual installments. If the Plan Administrator purchases an annuity contract, the Participant will have no further rights to receive payments from the Company or the Plan with respect to the amounts subject to the annuity. If the Plan Administrator does not purchase an annuity contract, the value of the Interest Accounts remaining unpaid shall continue to receive allocations of return as provided in subsection (f) above. If the Participant fails to designate a payment method in the Participant’s Election Form, the Participant’s Account shall be distributed in a lump sum.

(iii)	Irrevocable Elections. A Participant may elect a different payment form for each year’s Annual Compensation deferred under the Plan. The payment form elected or deemed elected on the Participant’s election form shall be irrevocable.

(iv)	Acceleration of Payment. If a Participant elects an installment distribution and the value of such installment payment elected by the Participant would result in a distribution of less than $3,000 per year (based on the value of the Participant’s Interest Accounts at the time the installments are due to commence), the Plan Administrator will accelerate payment of the Participant’s benefits over a lesser number of whole years so that the annual amount distributed is at least $3,000.

(v)	Effect of Adverse Determination. Notwithstanding the Election Form or any provision set forth herein, if the Internal Revenue Service determines, for any reason, that all or any portion of the amounts credited under this Plan is currently includable in the taxable income of any Participant, then the amounts so determined to be includable in income shall be distributed in a lump sum to such Participant as soon as practicable.

(i)	Unforeseeable Emergency. The Plan Administrator may, in its sole discretion, accelerate the making of payment to a Participant of an amount reasonably necessary to handle an unforeseeable emergency. All unforeseeable emergency distributions shall be made in cash in a lump sum. Such payments will be made on a first-in, first-out basis so that the oldest Annual Compensation deferred under the Plan shall be deemed distributed first. For purposes hereof, an unforeseeable emergency means a severe financial hardship to the Participant resulting from illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amounts distributable because of an unforeseeable emergency cannot exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(j)	Payment to Minors and Incapacitated Persons. In the event that any amount is payable to a minor or to any person who, in the judgment of the Plan Administrator, is incapable of making proper disposition thereof, such payment shall be made for the benefit of such minor or such person in any of the following ways as the Plan Administrator, in its sole discretion, shall determine:

(i)	By payment to the legal representative of such minor or such person;

(ii)	By payment directly to such minor or such person;

(iii)	By payment in discharge of bills incurred by or for the benefit of such minor or such person. The Plan Administrator shall make such payments without the necessary intervention of any guardian or like fiduciary, and without any obligation to require bond or to see to the further application of such payment. Any payment so made shall be in complete discharge of the Plan’s obligation to the Participant and his or her Beneficiaries.

(k)	Application for Benefits. The Plan Administrator may require a Participant or Beneficiary to complete and file certain forms as a condition precedent to receiving the payment of benefits. The Plan Administrator may rely upon all such information given to it, including the Participant’s current mailing address. It is the responsibility of all persons interested in receiving a distribution pursuant to the Plan to keep the Plan Administrator informed of their current mailing addresses.

(l)	Designation of Beneficiary. Each Participant from time to time may designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as his or her Beneficiary or Beneficiaries to whom the Participant’s Interest Accounts are to be paid if the Participant dies before receipt of all such benefits. Each Beneficiary designation shall be on the form prescribed by the Plan Administrator and will be effective only when filed with the Plan Administrator during the Participant’s lifetime. Each Beneficiary designation filed with the Plan Administrator will cancel all Beneficiary designations previously filed with the Plan Administrator. The revocation of a Beneficiary designation, no matter how effected, shall not require the consent of any designated Beneficiary.

SECTION 7. AMENDMENTS AND TERMINATION.

The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the right of a Participant or an Optionee under a Stock Option heretofore granted, without the Participant’s or Optionee’s consent.

Amendments may be made without stockholder approval except as required to satisfy Rule 16b-3 under the Exchange Act, Section 162(m) of the Code, stock exchange listing requirements, or other regulatory requirements.

The Board may amend the terms of any Stock Option (other than a Stock Option granted pursuant to Section 5(a) hereof) theretofore granted, prospectively or retroactively; provided, however, (a) no such amendment shall impair the rights of any holder without his/her consent; (b) the original term of a Stock Option may not be extended without prior approval of the stockholders of the Company; and (c) the exercise price of a Stock Option may not be reduced, directly or indirectly, without prior approval of the stockholders of the Company.

SECTION 8. UNFUNDED STATUS OF PLAN.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or Optionee by the Company, nothing set forth herein shall give any such Participant or Optionee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

SECTION 9. CHANGE OF CONTROL.

In the event of a “Change of Control,” unless otherwise determined by the Board in writing at or after grant, but prior to the occurrence of such Change of Control:

(a)	any Stock Options awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested;

(b)	the value of all outstanding Stock Options, shall, to the extent determined by the Committee at or after grant, be settled on the basis of the Change of Control Price (as defined in subsection (b) of this Section) as of the date the Change of Control occurs. In the sole discretion of the Board, such settlements may be made in cash or in stock, as shall be necessary to effect the desired accounting treatment for the transaction resulting in the Change of Control. In addition, any Stock Option which has been outstanding for less than six months shall be settled solely in stock.

SECTION 10. LIMITATIONS ON PAYMENTS.

(a)	Notwithstanding Section 9 above or any other provision of this Plan or any other agreement, arrangement or plan, in no event shall the Company pay or be obligated to pay any Participant an amount which would be an Excess Parachute Payment except as provided in subsection (f) below and except as the Board specifically provides otherwise in the Participant’s grant agreement. For purposes of this Plan, the term “Excess Parachute Payment” shall mean any payment or any portion thereof which would be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, and would result in the imposition of an excise tax under Section 4999 of the Code, in the opinion of tax counsel selected by the Company, (“Tax Counsel”). In the event it is determined that an Excess Parachute Payment would result if the full acceleration of vesting and exercisability provided in Section 9 above were made (when added to any other payments or benefits contingent on a change of control under any other agreement, arrangement or plan), the payments due under Section 9 shall be reduced to the minimum extent necessary to prevent an Excess Parachute Payment; then, if necessary to prevent an Excess Parachute Payment, benefits or payments under any other plan, agreement or arrangement shall be reduced. If it is established pursuant to a final determination of a court or an Internal Revenue Service administrative appeals proceeding that, notwithstanding the good faith of the Participant and the Company in applying the terms of this Section 9, a payment (or portion thereof) made is an Excess Parachute Payment, then, the Company shall pay to the Participant an additional amount in cash (a “Gross-Up Payment”) equal to the amount necessary to cause the amount of the aggregate after-tax compensation and benefits received by the Participant hereunder (after payment of the excise tax under Section 4999 of the Code with respect to any Excess Parachute Payment, and any state and federal income taxes with respect to the Gross-Up Payment) to be equal to the aggregate after-tax compensation and benefits he or she would have received as if Sections 280G and 4999 of the Code had not been enacted.

(b)	Subject to the provision of subsection (c), the amount of any Gross-Up Payment and the assumptions to be utilized in arriving at such amount, shall be determined by a nationally recognized certified public accounting firm designated by the Company (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to subsection (a), shall be paid by the Company to the Participant within five (5) days after the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant.

(c)	The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of a Gross-Up Payment. Such notification shall be given no later than ten (10) business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of the claim and the date of requested payment. The Participant shall not pay the claim prior to the expiration of the thirty (30) day period following the date on which the Participant gives notice to the Company. If the Company notifies the Participant in writing prior to the expiration of the period that it desires to contest such claim, the Participant shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Participant;

(iii)	cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)	permit the Company to participate in any proceedings relating to such claim.

Without limitation on the foregoing provisions of this subsection (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administration tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the contest; provided further, that if the Company directs the Participant to pay any claim and sue for a refund, the Company shall advance the amount of the payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance.

(d)	In the event that the Company exhausts its remedies pursuant to subsection (c) and the Participant thereafter is required to make payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Payment required and such payment shall be promptly paid by the Company to or for the benefit of the Participant.

(e)	If, after the receipt of the Participant of an amount advanced by the Company pursuant to subsection (c), the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall promptly after receiving such refund pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to subsection (c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(f)	Notwithstanding the foregoing, the limitation set forth in subsection (a) shall not apply to a Participant if in the opinion of Tax Counsel or the Accounting Firm (i) the total amounts payable to the Participant hereunder and under any other agreement, arrangement or plan as a result of a change of control (calculated without regard to the limitation of subsection (a) hereof), reduced by the amount of Excise Tax imposed on the Participant under Code Section 4999 with respect to all such amounts and reduced by the state and federal income taxes on amounts paid in excess of the limitation set forth in subsection (a), would exceed (ii) such total amounts payable after application of the limitation of subsection (a). No Gross-Up Payment shall be made in such case.

SECTION 11. GENERAL PROVISIONS.

(a)	Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in the specified cases. The adoption of the Plan shall not confer upon any director of the Company, any Subsidiary or any Affiliate, any right to continued retention as a director with the Company, a Subsidiary or an Affiliate, as the case may be.

(b)

At the time of grant or purchase, the Committee may provide in connection with any grant or purchase made under this Plan that the shares of Stock received as a result of such grant or purchase shall be subject to a right of first refusal, pursuant to which the Participant shall be required to offer to the Company any shares that the participant wishes to sell, with the price being the then Fair Market Value of the Stock, subject to the provisions of Section 9 hereof and to such other terms and conditions as the Board may specify at the time of grant.

(c)	No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

(d)	In the event that any provision of the Plan or any related Stock Option Award Notice is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan or any related Stock Option Award Notice.

(e)	The rights and obligations under the Plan and any related agreements shall inure to the benefit of, and shall be binding upon the Company, its successors and assigns, and the Non-Employee Directors and their beneficiaries.

(f)	Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

(g)	The Plan shall be construed, governed and enforced in accordance with the law of Delaware, except as such laws are preempted by applicable federal law.

SECTION 12. EFFECTIVE DATE OF PLAN.

The Plan shall be effective on the date it is approved by a majority vote of the Company’s stockholders.

SECTION 13. TERM OF PLAN.

No Stock Option shall be granted pursuant to the Plan on or after January 1, 2015, but awards theretofore granted may extend beyond that date.

EXHIBIT A

ELECTION FORM

[FOR CALENDAR YEAR 2005]

ELECTION TO DEFER NON-EMPLOYEE DIRECTOR COMPENSATION

PURSUANT TO SECTION 6 OF THE TORCHMARK CORPORATION 2005 STOCK

INCENTIVE PLAN

The following constitutes the irrevocable election of the undersigned under the Torchmark Corporation 2005 Director Incentive Plan (the “Plan”) with respect to the undersigned’s annual cash retainer and meeting fees payable to the undersigned by Torchmark Corporation (the “Company”) for services as a director (and, if applicable, as a member or chairman of a committee of the Board of Directors) of the Company during the calendar year identified above (“Next Year’s Annual Compensation”). I understand that I may elect an Interest Account Deferral or a Stock Option Deferral, but not a combination of the two. To the extent that my deferral is less than 100% of my Annual Compensation, the balance of my Annual Compensation will be paid to me in cash. I further understand that my Annual Compensation, for purposes of Deferred Compensation Stock Options, will be estimated for the year, that the conversion to Stock Options will occur at the beginning of the year, and that, to the extent my actual Annual Compensation exceeds my estimated Annual Compensation, such excess will be paid to me in cash. Capitalized terms used herein and not otherwise defined have the meanings assigned such terms in the Plan.

Interest Account Deferrals

                 (Initials) I hereby irrevocably elect to defer into my Interest Account under the Plan                 % [indicate any percentage from 50% to 100%, in 10% increments] of my next year’s Annual Compensation until the earliest of (a) December 31 of the fifth year after the year identified above, (b) the first Business Day of the fourth month after my death, or (c) my termination as a director of the Company for any reason other than my death (the “Payment Date”). Any amount remaining in my Interest Account on the Payment Date will be paid to me or my Beneficiary [please check ONE box] ☐ in cash in a lump sum on the Payment Date, or ☐ in approximately equal installments over              months [up to 120 months] beginning on the Payment Date; provided, however, that in the event of my death during such payout period, the remaining balance shall be payable to my Beneficiary in a lump sum on the first Business Day of the fourth month after my death.

Stock Option Election

                 (Initials) I hereby irrevocably elect to convert, as of the date hereof,             % [indicate any percentage from 50% to 100%, in 10% increments] of my Annual Compensation for the year identified above to Options to purchase common stock of the Company in accordance with the terms and provisions of the Plan.

Executed this                  day of                     , 2004.

(Signature)

(Printed Name)